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                                                                    EXHIBIT 99.1

    BLUE RIVER BANCSHARES, INC. ANNOUNCES RESIGNATION OF LAWRENCE T. TOOMBS,
                            THE COMPANY'S PRESIDENT

Shelbyville, IN - Blue River Bancshares, Inc. (the "Company") (NASDAQSC: BRBI), the holding company of Shelby County Bank, headquartered in Shelbyville, Indiana, announced today that Lawrence T. Toombs has resigned as President of the Company and as the President and Chief Executive Officer of the Company's wholly-owned subsidiary, Shelby County Bank. Mr. Toombs also resigned as a director of the Company and Shelby County Bank. Mr. Toombs' resignation is effective immediately.

Russell Breeden, III, the Chairman of the Board of Directors of the Company said, "Larry's leadership was instrumental in allowing Shelby County Bank to remain independent after it was deemed to be a "troubled institution" by its banking regulator in July, 2000. The release from this designation occurred in September, 2003. The Board of Directors appreciates his efforts and we wish him good luck in his future endeavors."

In accordance with the terms of his resignation, Mr. Toombs' will receive his base compensation until August 2, 2005 in addition to other benefits. These expenses will be recognized in the fourth quarter of 2004, and are expected to reduce the Company's diluted earnings per share by $0.04.

In anticipation of certain management changes contemplated by the previously announced Agreement of Affiliation and Merger by and among the Company, Shelby County Bank, Heartland Bancshares, Inc. (OTC BB: HRTB) and Heartland Community Bank (the "Merger Agreement"), the Board of Directors appointed Russell Breeden, III, the current Chairman of the Company, as the President of the Company and Randy Collier, the current Executive Vice President of the Company, as the acting President and Chief Executive Officer of Shelby County Bank. Messrs. Breeden and Collier are anticipated to continue in those capacities until completion of the transactions contemplated in the Merger Agreement.

Steven R. Abel, Chairman of Shelby County Bank, commented "Mr. Collier has over 20 years of banking experience and the Board of Directors believes that he is more than capable of handling the day-to-day operations of the Bank. I and Mr. Breeden will work closely with Mr. Collier over the coming months."

Shareholders are urged to read the joint proxy statement/prospectus regarding the transactions contemplated in the Merger Agreement when it becomes available, because it will contain important information. Shareholders and other interested persons will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Blue River and Heartland, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to the Corporate Secretary of Blue River Bancshares, Inc., at 29 E. Washington Street, P.O. Box 927,




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Shelbyville, Indiana 46176, or to the Corporate Secretary of Heartland
Bancshares, Inc., 420 North Morton Street, Franklin, Indiana 46131.

This press release contains certain forward-looking statements about the proposed merger of Blue River and Heartland. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend," or future or conditional verbs such "will," "would," "should," "could," or "may." These forward-looking statements are based upon the current beliefs and expectations of Blue River's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the companies' control. Blue River undertakes no obligation to revise these statements following the date of this press release.




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